UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

Endurance International Group Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 36131	46-3044956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 852-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2015, the Board of Directors (the “Board”) and the Compensation Committee of the Board (the “Committee”) of Endurance International Group Holdings, Inc. (“Endurance” or the “Company”) approved the grant of a performance-based restricted stock award (the “Performance-Based Restricted Stock Award”) to Hari Ravichandran, the Company’s Chief Executive Officer. In connection with the Performance-Based Restricted Stock Award, and in order to better align Mr. Ravichandran’s compensation with corporate performance, Mr. Ravichandran and the Company have amended his employment agreement with the Company to reduce his base salary from $750,000 to $200,000 and to reduce his annual cash bonus with respect to calendar years 2015, 2016 and 2017 to zero unless otherwise determined by the Board or the Committee.

The Performance-Based Restricted Stock Award provides an opportunity for Mr. Ravichandran to earn a fully vested right to up to 3,693,754 shares of Endurance common stock (collectively, the “Award Shares”) over a three year period beginning on July 1, 2015 and ending on June 30, 2018 (the “Performance Period”). Award Shares may be earned based on the Company achieving pre-established threshold, target and maximum levels of free cash flow per share, which is defined in the award agreement as Unlevered Free Cash Flow (as reported), as defined in the Company’s Form 8-K filed on August 4, 2015, less interest paid, divided by the number of outstanding shares of Endurance common stock (excluding the Award Shares) at the end of the applicable Performance Quarter or Performance Year, each as defined below.

Award Shares may be earned during each calendar quarter during the Performance Period (each, a “Performance Quarter”) if Endurance achieves a threshold, target or maximum level of free cash flow per share for the Performance Quarter. If free cash flow per share is less than the threshold level for a Performance Quarter, no Award Shares will be earned during that Performance Quarter. Award Shares that were not earned during a Performance Quarter may be earned later during the then current twelve month period from July 1st to June 30th during the Performance Period (each, a “Performance Year”) at a threshold, target or maximum level of free cash flow per share for the Performance Year.

Only one-third of the Award Shares are generally eligible to be earned in any Performance Year while Mr. Ravichandran is employed by the Company. In order to account for the potential concentration of growth capital expenditures in a particular Performance Year, in certain instances free cash flow per share that exceeds the threshold level for a later Performance Year (in the event that the threshold level for the immediately preceding Performance Year was not met) or that exceeds the maximum level for a later Performance Year can be applied to earn Award Shares that were not earned in the immediately preceding Performance Year. However, free cash flow per share may not be applied to more than one Performance Year.

If free cash flow per share for the Performance Period is at the target level throughout the entire Performance Period, Mr. Ravichandran would earn 2,350,571 of the Award Shares for the Performance Period. If free cash flow per share is above the threshold level but below the target level for the Performance Period, he would earn fewer Award Shares, and if it is above the target level for the Performance Period, he would earn up to the maximum number of the Award Shares. The award structure is specifically designed to incentivize performance in excess of the target level by accelerating the number of Award Shares Mr. Ravichandran would receive for results above target. The Board and the Committee believe that achieving target level performance over the Performance Period would represent meaningful free cash flow per share growth from current levels and would create significant shareholder value, and that achieving the maximum level would represent exceptional performance.

If there is a Change in Control (as defined in Mr. Ravichandran’s employment agreement) while Mr. Ravichandran is employed by the Company or Mr. Ravichandran’s employment is terminated due to death or disability (as defined in Mr. Ravichandran’s employment agreement) during a given Performance Quarter, Mr. Ravichandran will be entitled to any Award Shares earned for previous Performance Quarters, together with a number of Award Shares equal to the target level of Award Shares for that Performance Quarter and for any additional remaining Performance Quarters during the Performance Period.

If the Company terminates Mr. Ravichandran’s employment without cause or he resigns for good reason (as such terms are defined in his employment agreement), Mr. Ravichandran will be entitled to any Award Shares earned for previous Performance Quarters, together with the number of Award Shares that are earned for the Performance Quarter in which his employment ends (but no less than the target number of Award Shares for such Performance Quarter).

Except as described above, Mr. Ravichandran must be employed at the end of the Performance Period (June 30, 2018) in order to become vested in any Award Shares that have been earned under the Performance-Based Restricted Stock Award. Award Shares that have been earned based on free cash flow per share performance as described above will be forfeited if, prior to a Change in Control, Mr. Ravichandran resigns without good reason or his employment is terminated by the Company for cause before the end of the Performance Period.

The amendment to the employment agreement reduces Mr. Ravichandran’s rate of annual base salary to $200,000 per annum effective as of October 1, 2015 and reduces his annual cash bonus with respect to calendar years 2015, 2016 and 2017 to zero unless otherwise determined by the Board or the Committee. Mr. Ravichandran’s base salary will be reviewed for increase no later than the end of the Performance Period.

The Board and the Committee determined to grant the Performance-Based Restricted Stock Award at this time based on their assessment of the importance of retaining and motivating Mr. Ravichandran, whose leadership is valued by the Board, the Committee, employees, investors and business partners, and his contributions to the Company since its initial public offering in 2013. In determining the appropriateness of granting the Performance-Based Restricted Stock Award, the Board and the Committee received relevant information and benchmarking data from the Committee’s independent compensation consultant. The Board and the Committee believe it is in the best interests of stockholders to retain Mr. Ravichandran and keep him engaged and motivated and that making this award at this time achieves this purpose. Further, the Board and the Committee believe that making the vast majority of Mr. Ravichandran’s compensation both performance-based and in the form of restricted stock (as opposed to cash) better aligns Mr. Ravichandran’s interest with those of other stockholders.

The foregoing description of the Performance-Based Restricted Stock Award and the amendment to Mr. Ravichandran’s employment agreement is qualified in its entirety by reference to the form of award agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the employment agreement amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, each of which is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Performance-Based Restricted Stock Award dated September 18, 2015.

10.2	Second Amendment to Employment Agreement, dated September 18, 2015, by and between Endurance International Group Holdings, Inc. and Hari Ravichandran.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Date: September 21, 2015	/s/ David C. Bryson
(Signature)
Name: David C. Bryson Title: Chief Legal Officer